Exhibit 99.1

Aytu BioPharma Reports Second Quarter of Fiscal Year 2023

Second Consecutive Quarter of Positive Adjusted EBITDA

Quarterly Net Revenue of $26.3 Million Driven by 23% Growth in Rx Segment

Company to Host Conference Call Today at 5:00 pm ET

ENGLEWOOD, CO / February 21, 2023 / Aytu BioPharma, Inc. (the Company or “Aytu”) (Nasdaq: AYTU), a commercial stage pharmaceutical and consumer health company providing pediatric-focused prescription drugs and cost-effective consumer health solutions, today announced financial and operational results for the quarter ended December 31, 2022.

Q2 2023 Commercial Highlights (3 months ending December 31, 2022)

•	Total net revenue was $26.3 million, an increase of 14% over the $23.1 million in net revenue in the year ago quarter.
•	Net revenue from the Company’s Rx segment was $18.0 million during Q2 2023 compared to $14.6 million in the year ago quarter, growth of 23%.
o	ADHD products (Adzenys XR-ODT® and Cotempla XR-ODT®) net revenue increased by 2% to $11.1 million from $10.9 million in the year ago quarter.
o	Pediatric products (Poly-Vi-Flor®, Tri-Vi-Flor®, and Karbinal® ER) net revenue increased 95% to $6.3 million, from $3.2 million in the year ago quarter.
•

Consumer Health revenue during Q2 2023 was $8.3 million, a decrease of 3% over the year ago quarter due largely to a shift away from the Consumer Health segment’s direct mail channel to focus on the higher contribution margin OTC medicines e-commerce channel. The segment’s core OTC medicines e-commerce portfolio revenue grew 70% over the year ago quarter.

•	Gross margins increased to 66% in Q2 2023 compared to 53% in the year ago quarter.
•

Total Adjusted EBITDA[1] was a positive $0.7 million in Q2 2023 compared to $(7.6) million in the year ago quarter. Expenditures attributable to the suspended Pipeline R&D were approximately $1.3 million in Q2 2023.

•

On October 13, 2022, the Company announced a shift of its strategy aimed at accelerating the growth of its commercial business and achieving corporate profitability. As a result, the Company announced the indefinite suspension of its clinical development programs, including AR101/enzastaurin for the treatment of Vascular Ehlers-Danlos Syndrome (VEDS). The suspension is expected to save the Company over $20.0 million in projected future study costs.

1  Aytu uses the term EBITDA, which is a term not defined under United States Generally Accepted Accounting Principles. The Company uses this term because it is a widely accepted financial indicator utilized to analyze and compare companies on the basis of operating performance. The Company believes that presenting EBITDA by segments allows investors to evaluate the various performance of these segments. The Company’s method of computation of adjusted EBITDA may or may not be comparable to other similarly titled measures used by other companies. We believe that net loss is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to EBITDA.

Management Discussion

“I am extremely pleased with the recent momentum the business has gained as we report our second consecutive quarter of positive Adjusted EBITDA and strong top-line performance in our Rx segment,” commented Josh Disbrow, Chief Executive Officer of Aytu BioPharma. “We made strategic decisions in October 2022 to accelerate the growth of our commercial businesses and indefinitely suspend our clinical development programs, both of which have put us on a faster path to profitability. Within our Rx segment, Pediatric products net revenue increased 95% driven by the leverage we’re achieving through our proprietary Aytu RxConnect platform, while ADHD scripts for the quarter rose 8.1% sequentially, highlighting the growing demand for our products. This period marks the third consecutive quarter that the Rx segment achieved positive Adjusted EBITDA. This achievement demonstrates the strength and growth of our prescription business.”

“Our Consumer Health segment continues to execute on our objectives to improve segment profitability, with a focus on more efficient, higher contribution margin online sales channels, resulting in a significant 30% improvement in the segment’s negative EBITDA over the same quarter last year. Revenues from the Consumer Health segment will likely be impacted as we phase out the direct mail channel and focus on OTC medicines and their e-commerce sales. This shift is expected to drive improvement to EBITDA within the Consumer Health segment. As we prepare to launch our C’rcle Health branding initiative later this year, we believe we are well positioned to build upon our recent gains and propel this segment to profitability.”

“The significant progress we have made over the past two quarters, along with the initiatives we’ve put in place for further improvements and cost reductions during the remainder of fiscal 2023, have put us in a stronger financial position to drive long-term shareholder value,” Disbrow concluded.

Segment Reporting

	Three Months Ended
	December 31,
	2022	2021

	(In thousands)
Consolidated revenue:
Rx Segment	$18,029	$14,643
Consumer Health Segment	8,250	8,482
Consolidated revenue	$26,279	$23,125

Rx Segment
ADHD	$11,120	$10,850
Pediatric	6,328	3,248
Other*	581	545
	$18,029	$14,643

*Other includes discontinued or deprioritized products.

Q2 2023 Financial Results

Net revenue for the second quarter of fiscal 2023 was $26.3 million, compared to $23.1 million for the second quarter of fiscal 2022, a 14% increase year-over-year.

Net revenue from the Rx segment in the second quarter of fiscal 2023 was $18.0 million, an increase of 23% over the same quarter last year. ADHD brands Adzenys XR-ODT and Cotempla XR-ODT experienced 2% growth in net prescription revenue to $11.1 million in the second quarter of fiscal 2023. ADHD Portfolio net revenue grew despite being affected by calendar year-end weather-related shipping delays that pushed ADHD Portfolio revenue into Q3. The Pediatric Portfolio comprised of Poly-Vi-Flor, Tri-Vi-Flor, and Karbinal ER experienced 95% growth in net revenue to $6.3 million in the second quarter of fiscal 2023.

Net revenue from the Consumer Health segment was $8.3 million in the second quarter of fiscal 2023, a decrease of 3% over the same quarter last year. Net revenue was impacted by the Company’s strategic decision in fiscal 2022 to pivot its efforts to the more efficient, higher margin ecommerce channel, with a primary focus on improving its visibility on, and sales of, value OTC medicines through Amazon and the Company’s websites. The segment’s core Amazon OTC medicines business grew 70% over the same period last year.

Gross profit increased to $17.3 million, or 66% of net revenue, in the second quarter of fiscal 2023, compared to $12.3 million, or 53% of net revenue, in the same quarter last year. The improvement was primarily driven by sales gains in the higher margin Pediatric Portfolio and continuing cost reduction efforts.

Operating expenses, excluding impairment expense and amortization of intangible assets, were $20.3 million in the second quarter of fiscal 2023 compared to $22.1 million in the same quarter last year, a decrease of 8%. Research and development expenses were $1.7 million in the second quarter of fiscal 2023 compared to $4.5 million in the same quarter last year. Of this $1.7 million, $1.3 million were expenses associated with the recently suspended AR101/enzastaurin pipeline program.

Net loss during the second quarter of fiscal 2023 was impacted by an impairment of $2.6 million relating to the pipeline development of the NT-502 development program. The Company expects to terminate this program and the associated licensing agreement. There were no impairments during the second quarter of fiscal 2022.

Net loss for the second quarter of fiscal 2023 was $(6.7) million, or $(2.15) per share, compared to $(11.5) million, or $(8.74) per share for the same quarter last year.

Adjusted EBITDA (see Table A-1) was $0.7 million in the second quarter of fiscal 2023, compared to $(7.6) million in the year ago quarter.

Balance Sheet and Operational Improvements

Cash and cash equivalents on December 31, 2022 were $19.5 million compared to $23.8 million on September 30, 2022.

As part of the Company’s indefinite suspension of its clinical development programs, the Company expects to save over $20.0 million in projected future study costs.

The manufacturing transfer to a global contract manufacturer of the ADHD products remains on track to be completed in calendar 2023, and this transition is expected to further improve gross margins of Adzenys XR-ODT and Cotempla XR-ODT.

During the quarter, the Company announced an agreement with the Avenue Venture Opportunities Fund, L.P. (“Avenue Venture Debt Fund” or “Avenue”) to extend the interest-only period of the Company’s existing senior secured loan facility held with Avenue. This amendment to the original secured loan agreement extends the interest-only period to January of 2024. The maturity date of the Avenue secured loan is January 2025 and remains subject to additional interest-only period extensions upon the achievement of certain milestones by the Company. The extension of the interest-only period will conserve cash and save the Company over $3 million in calendar 2023 principal payments by deferring those payments into 2024 and 2025. In exchange for this extension, the Company and Avenue agreed to reset the exercise price of the warrants issued in conjunction with the original loan agreement to $8.60 ($0.43 before the reverse split), corresponding to the warrant exercise price associated with the Company’s August 2022 equity financing.

The company implemented a 1-for-20 reverse stock split, effective January 6, 2023. This action enabled the Company to regain full compliance with Nasdaq’s listing requirements effective January 23, 2023.

Warrant Transactions

The Company evaluated the accounting for previously granted warrants included in its debt and equity transactions. The Company restated Form 10-Q for the quarter ending September 30, 2022 in order to modify the accounting for certain warrants to liabilities from equity treatment. The changes in the restated Form 10-Q resulted in a reclassification of the value of these warrants from additional paid in capital to liabilities. Going forward, the Company will value these warrants on a quarterly basis, which could result in additional income or expense and a corresponding decrease or increase in derivative warrant liabilities. These adjustments have no impact on cash, working capital, cash flows from operations or Adjusted EBITDA.

Conference Call Details

Aytu will host a conference call today, Tuesday, February 21st, 2023, at 5:00 PM Eastern Time to discuss financial results for the second fiscal quarter of 2023 for the quarter ended December 31, 2022.

The conference call will be available via telephone by dialing toll free 888-506-0062 for U.S. callers or for international callers 973-528-0011 and using entry code 371594. A webcast of the call may be accessed at https://www.webcaster4.com/Webcast/Page/2142/47499.

A webcast replay will be available on the Investors News/Events section of the Company’s website through. A telephone replay of the call will be available approximately one hour following the call, through February 28, 2023, and can be accessed by dialing 877-481-4010 for U.S. callers or 919-882-2331 for international callers and entering replay access code 47499.

About Aytu BioPharma, Inc.

Aytu BioPharma is a pharmaceutical company commercializing a portfolio of commercial prescription therapeutics and consumer health products. The Company’s prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), as well as Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines available in various formulations for infants and children with fluoride deficiency. Aytu’s consumer health segment markets a range of over-the-counter medicines, personal care products, and dietary supplements addressing a range of common conditions including diabetes, allergy, hair regrowth, and gastrointestinal conditions. To learn more, please visit aytubio.com.

Forward-Looking Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the company’s plans relating to the Company’s ability to efficiently wind down clinical development and reduce spend associated with AR101 and Healight™, the Company’s ability to complete the manufacturing transfer of Adzenys XR-ODT® and Cotempla XR-ODT®, the company’s overall financial and operational performance, potential adverse changes to our financial position or our business, the results of operations, strategy and plans, changes in capital markets and the ability of the company to finance operations in the manner expected, risks relating to gaining market acceptance of our products, risks related to the ongoing COVID-19 pandemic and its impact on our operations, our ability to effectively integrate operations and manage integration costs following our acquisitions, our partners performing their required activities, our anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaboration. We also refer you to (i) the risks described in “Risk Factors” in Part I, Item 1A of Aytu’s most recent Annual Report on Form 10-K and in the other reports and documents it files with the Securities and Exchange Commission.

Contacts for Investors:

Mark Oki, Chief Financial Officer

Aytu BioPharma, Inc.

moki@aytubio.com

Robert Blum or Roger Weiss

Lytham Partners

AYTU@lythampartners.com

Source: Aytu BioPharma, Inc.

AYTU BIOPHARMA, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per-share)

(Three Month Period Unaudited)

	Three Months Ended
	December 31,
	2022	2021
Product revenue, net	$26,279	$23,125
Cost of sales	8,986	10,826
Gross profit	17,293	12,299

Operating expenses
Research and development	1,710	4,475
Selling and marketing	10,560	9,660
General and administrative	8,018	7,953
Impairment expense	2,600	—
Amortization of intangible assets	1,198	1,505
Total operating expenses	24,086	23,593

Loss from operations	(6,793)	(11,294)

Other expense
Other expense, net	(1,303)	(257)
Loss on derivative warrant liabilities	1,403	—
Total other expense	100	(257)
Loss before income tax	(6,693)	(11,551)
Income tax benefit	—	(3)
Net loss	$(6,693)	$(11,548)

Weighted average number of common shares outstanding	3,110,304	1,320,623

Basic and diluted net loss per common share	$(2.15)	$(8.74)

AYTU BIOPHARMA, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per-share)

	(unaudited)
	December 31,	June 30,
	2022	2022
Assets
Current assets
Cash and cash equivalents	$19,501	$19,360
Accounts receivable, net	25,547	21,712
Inventory, net	12,950	10,849
Prepaid expenses	11,989	7,375
Other current assets	624	633
Total current assets	70,611	59,929

Property and equipment, net	2,344	3,025
Operating lease right-of-use asset	2,675	3,271
Intangible assets, net	64,985	70,632
Other non-current assets	821	766
Total non-current assets	70,825	77,694

Total assets	$141,436	$137,623

Liabilities
Current liabilities
Accounts payable and other	$10,580	$10,987
Accrued liabilities	41,218	44,187
Short-term line of credit	7,429	3,813
Current portion of debt	90	96
Other current liabilities	7,833	5,359
Total current liabilities	67,150	64,442
Debt, net of current portion	14,533	14,279
Derivative warrant liabilities	4,155	1,796
Other non-current liabilities	9,781	12,798
Total liabilities	95,619	93,315
Commitments and contingencies
Stockholders' equity
Preferred Stock, par value $.0001; 50,000,000 shares authorized; no shares issued or outstanding as of December 31, 2022 and June 30, 2022	—	—
Common Stock, par value $.0001; 200,000,000 shares authorized; shares issued and outstanding 3,383,145 and 1,500,523, respectively, as of December 31, 2022 and June 30, 2022	—	—
Additional paid-in capital	340,289	331,386
Accumulated deficit	(294,472)	(287,078)
Total stockholders' equity	45,817	44,308
Total liabilities and stockholders' equity	$141,436	$137,623

Table A-1 - Segment Adjusted EBITDA (Quarterly)

				Three Months Ended				Three Months Ended
(in thousands)	Rx	Consumer Health	Pipeline R&D	December 31, 2022	Rx	Consumer Health	Pipeline R&D	December 31, 2021
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(3,996)	$(1,413)	$(1,284)	$(6,693)	$(5,387)	$(1,957)	$(4,204)	$(11,548)
Addback:
Depreciation and amortization	1,572	281	—	1,853	2,079	382	—	2,461
Impairment expense	2,600	—	—	2,600	—	—	—	—
Stock based compensation	2,974	80	13	3,067	1,148	13	68	1,229
Other expense, net	1,321	(18)	—	1,303	230	27	—	257
Gain on derivative warrant liabilities	(1,403)	—	—	(1,403)	—	—	—	—
Income tax benefit	—	—	—	—	(3)	—	—	(3)

Adjusted EBITDA	$3,068	$(1,070)	$(1,271)	$727	$(1,933)	$(1,535)	$(4,136)	$(7,604)